Exhibit 99.1

Virco Reports 15% Increase in Second Quarter Operating Income

•	Operating Income Up 50% Through Six Months

•	Price Adjustments Correct for Higher Raw Material Costs, Tariff Impacts on Small Components

•	Operational Improvements, Flexible Domestic Factories Support Improved Order Fulfillment

•	Order Trends Suggest Possible Slowing of Business Activity

Torrance, California-September 13, 2019-Virco Mfg. Corporation today announced results for its fiscal quarter and first six months ended July 31, 2019:

Operating income grew 15% in the fiscal second quarter to $10,179,000 this year versus $8,855,000 last year despite a 6% revenue decline in net sales, to $70,359,000 versus $74,802,000 during the same period last year. Through six months, operating income grew 50% from to $6,582,000 this year versus $4,387,000 last year. The Company’s business is highly seasonal, often resulting in operating losses in the first and fourth quarters offset by operating income in the second and third quarters, when deliveries of school furniture peak ahead of the start of the next school year.

Looking forward, Management’s preferred indicator of overall business activity: “Year-to-date Shipments + Unshipped Backlog” is down 10.5% to $148,009,000 this year versus $165,347,000 last year. When combined with the actual 6% decline in shipments for the second quarter, Management believes business activity may be slowing. Although the Company does not provide forward-looking guidance, Management does make use of indicators like these to adjust factory output and inventory levels.

Results through six months are beginning to reflect the positive impacts of several initiatives undertaken by Management to address the increasingly compressed summer delivery season, which traditionally extended beyond Labor Day but now usually concludes by the second week in August. First, sales prices were appropriately adjusted to compensate for higher raw material costs and the tariff impacts on smaller, imported components.

Second, the Company invested in additional service, logistics, and project management capabilities to improve order fulfillment and on-time deliveries. These investments resulted in significantly higher levels of customer satisfaction as well as shipping a higher proportion of the total backlog during this year’s busy summer delivery season. Management continues to believe that its “fully infrastructured” domestic facilities and highly experienced employees provide better control of inventories-and related financing-than models dependent on multiple suppliers and extended supply chains.

Here are the numbers for the second quarter and six months ended July 31, 2019:

	Three Months Ended		Six Months Ended
	7/31/2019	7/31/2018	7/31/2019	7/31/2018
	(In thousands, except per share data)

Net sales	$ 70,359	$ 74,802	$ 97,252	$ 97,371
Cost of sales	41,620	47,670	59,429	62,554
Gross profit	28,739	27,132	37,823	34,817
Selling, general administrative & other expenses	18,560	18,277	31,241	30,430
Operating income	10,179	8,855	6,582	4,387
Pension expense	188	440	376	560
Interest expense, net	907	822	1,607	1,268
Income before income taxes	9,084	7,593	4,599	2,559
Income tax expense	3,217	2,118	1,799	656
Net income	$ 5,867	$ 5,475	$ 2,800	$ 1,903

Net income per share - basic	$0.38	$0.36	$0.18	$0.12
Net income per share - diluted	$0.38	$0.35	$0.18	$0.12

Weighted average shares outstanding - basic	15,561	15,392	15,524	15,355
Weighted average shares outstanding - diluted	15,568	15,435	15,529	15,395

		7/31/2019	1/31/2019	7/31/2018
Current assets		$104,095	$63,111	$107,967
Non-current assets		$79,867	$60,002	$59,848
Current liabilities		$69,559	$32,125	$73,902
Non-current liabilities		$54,138	$33,961	$34,938
Stockholders' equity		$60,265	$57,027	$58,975

Commenting on these events, Virco Chairman and CEO Robert Virtue said: “This was a very rewarding summer. We achieved high levels of customer satisfaction with complete, on-time deliveries that were the best in memory, and customers compensated us fairly for the quality of product and service we provided. We have an experienced corps of workers in all areas of operations, sales, and distribution. As they have many times in the past, they rallied this summer to deliver the range of products and services demanded by progressive educators.”

Virco President Doug Virtue elaborated: “With the uncertainties now confronting extended supply chains, we are fortunate to rely instead on our globally competitive domestic factories and distribution centers. Perhaps most importantly, we are grateful to have retained and even added to the expert workforce required to maximize these capital assets. We are now free to make future investments in new products and market development initiatives, having already established a firm operating foundation with our domestic footprint of over 2,000,000 square feet.”

Contact:
Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2019 and other material filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.